Exhibit 10.32

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and effective as of December 2, 2019 (the “Effective Date”) by and between Reed’s, Inc., a Delaware corporation (“Reed’s” or the “Company”), and Thomas J. Spisak (the “Executive”).

WHEREAS, Reed’s and the Executive desire to enter into this Agreement to evidence the terms and conditions of the employment of the Executive by Reed’s.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1 Employment. Reed’s hereby employs the Executive and the Executive hereby accepts such employment, in accordance with the terms and conditions set forth in this Agreement. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he or she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than nondisclosure agreements with Executive’s prior employer(s), the terms of which he has disclosed to the Company and which he does not expect to materially interfere with the performance of his obligations hereunder) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein.

Section 2 Term. The Executive’s employment (the “Term”) with Reed’s under this Agreement will commence on the Effective Date and continue until terminated in accordance with Section 6 below. Executive’s employment with the Company shall be on an “at-will” basis.

Section 3 Position. The Executive will be employed as the Chief Financial Officer (“CFO”) of Reed’s and will report to the Chief Executive Officer. The Executive will have the duties and responsibilities customarily attendant to the position of CFO. Executive will also have such other duties and responsibilities that are commensurate with his position as specifically delegated to him from time to time by the Chief Executive Officer. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, currently existing and as may be modified from time to time, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s principal office, and principal place of employment, shall be at the Company’s offices, currently in Norwalk, Connecticut, provided that Executive may be required under business circumstances to travel outside the location of his principal employment in connection with performing his or her duties under this Agreement.

Section 4 Restrictive Covenants; Representations.

4.1 Loyal Performance. During the Executive’s employment with Reed’s, the Executive will devote his full business time and attention to the performance of his duties as CFO and will perform his duties and carry out his responsibilities as CFO in a diligent and businesslike manner. Nothing in this Section 4.1, however, will prevent the Executive from engaging in additional activities in connection with personal investments or from serving in a non-management capacity with any for profit or not for profit organization that does not conflict with his duties under this Agreement, provided that the Executive shall give the Board prior notice of his service to any for profit or not for profit organization so that it may review the same for compliance with the terms of this Agreement.

4.2 Confidential Information. Executive acknowledges that the information, observations and data (including, without limitation, trade secrets, know-how, research and inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or any of its affiliates obtained by him or her while employed by the Company (“Confidential Information”) are the property of the Company or such affiliate. Therefore, Executive agrees that he or she shall not disclose to any unauthorized person or use for his or her own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive will deliver to the Company at the termination of the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information or Work Product (as defined below) of the Company or any of its affiliates which he or she may then possess or have under his or her control.

4.3. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

4.4 Unfair Competitive Activities; Protection of Trade Secrets.

(a) Executive acknowledges that Executive’s services to the Company require the use of information including a formula, pattern, compilation, program, device, method, technique, or process that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”). Executive further acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide similar services requiring the use of such Trade Secrets to any person or entity competing with the Company or engaged in a similar business. Therefore, Executive agrees that during the period of Executive’s employment with the Company or any of its affiliates and thereafter until the later of (i) three (3) month period immediately thereafter and (ii) the expiration of the Severance Period (the “Protection Period”), he or she will not, either directly or indirectly, for himself or herself or any other person or entity (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates) or (iii) Participate in any business in the United States that is directly and materially competitive with the material business of the Company, the innovation, sale and distribution of ginger beer and craft soda, in which he would be reasonably likely to employ, reveal, or otherwise utilize Trade Secrets used by the Company prior to the Executive’s termination. “Participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange.

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(b) Executive agrees that the aforementioned covenant contained in Section 4.4(a) is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the Company and its affiliates conduct their businesses on a worldwide basis and that the geographic scope of the covenant contained in Section 4.4(a) is necessary to protect the goodwill and Confidential Information of the Company and its affiliates. Executive further acknowledges that the restrictions contained in Section 4.4(a) do not impose an undue hardship on him or her due to the fact that he or she has general business skills which may be used in industries other than those in which each of the Company and its affiliates conduct their businesses and do not deprive Executive of his or her livelihood. Executive agrees that the covenants made in Section 4.4(a) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court terminating any other provision(s) of this Agreement.

(c) If, at the time of enforcement of Sections 4 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(d) Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation of this Section 4, the Protection Period will be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 4 are reasonable.

4.5. Additional Acknowledgments. Executive acknowledges that the provisions of Section 4 are valuable consideration as set forth in this Agreement. Executive expressly agrees and acknowledges that the restrictions contained in Sections 4 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. Executive acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement.

4.6 Other Businesses. As long as Executive is employed by the Company, Executive agrees that he or she will not, except with the express written consent of the Company, become engaged in, render services for, or permit his or her name to be used in connection with any business other than the business of the Company or any of its affiliates.

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4.7 Cooperation. Executive agrees that, following any termination of the Executive’s employment, Executive will continue to provide reasonable cooperation to Reed’s and/or any of its subsidiaries and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Executive’s employment, in which the Executive was involved or of which the Executive has knowledge. As a condition of such cooperation, Reed’s shall reimburse the Executive for reasonable out-of-pocket expenses incurred at the request of Reed’s and shall compensate Executive at a daily rate equal to his daily rate of compensation at the time of termination of his employment. Executive also agrees that, in the event that the Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to the Executive’s employment by Reed’s, Executive will, if legally permitted, give prompt notice of such request to Reed’s and, unless legally required to do so, will make no disclosure until Reed’s subsidiaries has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 5 Compensation.

5.1 Base Salary. The Executive will be paid a base salary at the rate of $250,000.00 per year (the “Base Salary”). The Base Salary shall be subject to annual review in the sole discretion of the Board. The Base Salary will be payable in equal periodic installments in accordance with Reed’s customary payroll practices.

5.2 Bonus.

(a) Annual Bonus. In addition to the Base Salary, Executive will be eligible to receive an annual or other periodic bonus for each partial or full calendar year (which may, to the extent not relating to achievement of a specific objective established by the Board in consultation with the Executive as provided below, be pro-rated for partial calendar years) included in the Term at a target amount equal to 30% of then current Base Salary payable and based upon performance criteria to be established by the Board in consultation with the Executive, which are anticipated to consist of specific objectives for which specified portions of Bonus will be payable upon achievement and any remainder discretionary based on individual and Company performance as determined by the Board ( “Bonus”). In order to be eligible to receive the Bonus, Executive must be employed at the time of achievement of the specific objective relating thereto and at the time Bonus payments are determined and paid by the Company. The Board and the Executive will consult in good faith to establish the Bonus criteria for each full or partial year included in the Term starting with the Effective Date and with the commencement of each calendar year included in the Term commencing after the Effective Date. Any bonus earned with respect to any partial fiscal year (if any) during the Term will be prorated based upon the number of days elapsed in such fiscal year. In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), it is agreed that the bonus (if any) earned under this Section 5.2 shall be paid no later than (but may be paid earlier in accordance with the Company’s usual practices) March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such bonus relates ended.

5.3 Benefits. Executive will be entitled to four (4) weeks of paid vacation per calendar year in accordance with the Company’s vacation and paid time off policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as paid time off days for employees of the Company generally accrue. The Executive and his dependents will be entitled to participate in all medical insurance and other benefit programs in effect from time to time and available to senior executives of Reed’s at levels commensurate with Executive’s position as CFO. The Company will reimburse Executive for all reasonable expenses incurred by him in the course of performing his or her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. To the extent that any reimbursements or in-kind benefits under this Agreement constitute “Non-qualified Deferred Compensation” for purposes of Code Section 409A, (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

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5.4 Equity. Executive shall be eligible to receive an initial equity award of (i) 150,000 incentive stock options and (ii) 150,000 restricted stock awards ((i) and (ii), the “Initial Equity Award”) ninety (90) days after the Effective Date (“Grant Date”), in accordance with the terms and conditions of available plan and subject to Board approval and plan availability. Of the Initial Equity Award, one-half (75,000 incentive stock options and 75,000 restricted stock awards) will vest in equal increments of 18,750 on each of the first, second, third and fourth anniversaries of the Grant Date (“Incentive Equity”). Of the Initial Equity Award, the remainder (75,000 incentive stock options and 75,000 restricted stock awards) will vest based on performance criteria to be determined by the Board or compensation committee of the Board (as the case may be) in its sole discretion (“Performance Equity”). Executive is responsible for all Federal and state taxes payable by Executive as a result of the receipt vesting and exercise of Incentive Equity Awards. The Executive will make an election under Section 83(b) of the Code with respect to any restricted stock awards. The Executive may also make equity investments in Reed’s on terms that may be agreed upon by the Executive and Reed’s.

Section 6 Termination of Employment.

6.1 Termination by Reed’s. Reed’s may terminate the Executive’s employment with Reed’s for Cause or without Cause, effective immediately on the day Reed’s gives notice of such termination to the Executive. For purposes of this Agreement, “Cause” means (i) a breach by Executive of his or her fiduciary duties to the Company; (ii) willful and continued failure to perform his duties hereunder except by reason of Disability (defined below); (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony), or ( D) other willful misconduct that results in material damage to the Company’s business or reputation; (iv) illegal or controlled substance abuse or insobriety by Executive; (v) any material breach of this Agreement or any other conduct that is materially damaging to the Company, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation, as determined in the sole discretion of the compensation committee of the Board of Directors; or (vi) any disqualifying event causing Company “bad actor” disqualification under Rule 506(d) of the Securities Act of 1933, as amended.

6.2 Termination by the Executive. The Executive may terminate the Executive’s employment with Reed’s for Good Reason or without Good Reason, by written notice to Reed’s effective no earlier than 30 days after the date of such notice if termination is other than for Good Reason (provided that Reed’s shall have the right to waive such 30-day notice period and accelerate termination to any date on or after the date of such notice) and effective upon the expiration of the cure period described below in this Section 6.2 if termination is for Good Reason. During any period between receipt of notice of termination from the Executive, Reed’s may suspend, reduce, or otherwise modify any or all of Executive’s authority, duties, and responsibilities, and may require the Executive’s absence from Reed’s offices without any such suspension, reduction, modification, or requirement constituting grounds for Good Reason. “Good Reason” means any material breach (whether or not specified above) of this Agreement by Reed’s. An event described in this Section 6.2 will not constitute Good Reason unless the Executive provides written notice to Reed’s of the Executive’s intention to resign for Good Reason and specifying the event or circumstance giving rise to Good Reason within 30 days of its initial existence and Reed’s does not cure such breach or action within 30 days after the date of the Executive’s notice.

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6.3 Death and Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death. In addition, Reed’s may terminate the Executive’s employment with Reed’s by written notice to the Executive due to Disability. For purposes of this Agreement, “Disability” means that the Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform the essential functions of his duties for 60 days, whether consecutive or non-consecutive, within any calendar year.

6.4 Termination of Agreement. This Agreement will terminate when all obligations of the parties under this Agreement have been satisfied.

6.5 Resignations. Upon any termination of the Executive’s employment hereunder for any reason, except as may otherwise be requested by Reed’s in writing, the Executive agrees that he will resign from any and all directorships, committee memberships and officer positions that he holds with Reed’s or any of its subsidiaries.

Section 7 Remuneration upon Termination of Employment.

7.1 Termination Prior to March 1, 2020. If the Executive’s employment with Reed’s is terminated for any reason prior to March 1, 2020, the Executive shall be entitled to accrued and unpaid compensation and benefits (including, without limitation, accrued vacation or paid time off, and then unreimbursed expenses) through the date of termination of Employment (the “Accrued Benefits”). No termination of employment prior to March 1, 2020 shall be considered for any purpose for Cause, without Cause, or for Good Reason.

7.2 Termination by Reed’s without Cause or by the Executive for Good Reason. If the Executive’s employment with Reed’s is terminated after March 20, 2020 pursuant to Section 6.1 by Reed’s without Cause or pursuant to Section 6.2 by the Executive for Good Reason, the Executive will be entitled to the following:

(a) the Accrued Benefits;

(b) installment payments equal to the Executive’s Base Salary in effect immediately prior to the Executive’s termination of employment with Reed’s, less applicable taxes and withholdings, for the number of months included in the Severance Period, calculated based on length of Executive’s continued employment with the Company immediately prior to termination (the “Severance Amount”). The Executive will receive two months of severance for every full year of service, up to a maximum of six months (“Severance Period”). For clarity, the Severance Period will not include severance for periods calculated based on partial years of service. In addition, to the extent permitted by applicable law, subject to the Executive’s election of COBRA continuation coverage under Reed’s group health plan, on the first regularly scheduled payroll date of each month during the Severance Period, Reed’s will pay the Executive an amount equal to the difference between the monthly COBRA premium cost and the premium cost to the Executive as if the Executive were an employee of Reed’s; provided, that such payments shall cease earlier than the expiration of the Severance Period in the event that the Executive becomes eligible to receive any comparable health benefits, including through a spouse’s employer, during the Severance Period (the “COBRA Payments”). Executive will notify Reed’s of Executive’s eligibility for health benefits during the Severance Period within 15 days of such eligibility; and

(c) any and all rights he may have as a holder of vested equity interests in Reed’s or under any applicable plan, program, or arrangement of Reed’s, including the vested awards under the Initial Equity Grant (“Vested Incentive Equity”).

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7.3 Termination by Reed’s for Cause, by the Executive without Good Reason. If the Executive’s employment with Reed’s is terminated after March 1, 2020 for Cause, or by the Executive without Good Reason, the Executive will be entitled to the Accrued Benefits and Vested Incentive Equity.

7.4 Termination as a Result of Death or Disability. In the event of the termination of the Executive’s employment with Reed’s pursuant to Section 6.3 as a result of death or Disability, the Executive or the Executive’s heirs will be entitled to the Accrued Benefits and Vested Incentive Equity.

7.5 Deferred Compensation Matters.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted the Employment Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) To the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s separation from service in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in no event less frequently than monthly. Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from Code Section 409A, unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due thereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

(d) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is identified on the date of his separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” (i) such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A and (ii) at the end of such six (6) month period, the Company shall make an additional payment to Executive equal to the amount interest accruing at the then-current short-term applicable federal rate published by the Internal Revenue Service on the value of any such payment or benefit, accruing from the date on which it would have otherwise been paid or provided. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

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(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) Executive’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(f) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to the Employment Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

7.6 Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to pay the Severance Amount and Cobra Payments payable under this Section 7 during such times as Executive is in breach of Sections 4 hereof. As a condition to the Company’s obligations (if any) to pay the Severance Amount and Cobra Payments described in this Section 7, Executive will execute and deliver a general release in the form attached hereto as Exhibit A (the “General Release”). Executive shall forfeit all rights to the Severance Amount and Cobra Payments described in this Section unless the General Release is signed and delivered (and no longer subject to revocation) within thirty (30) days following the date of Executive’s separation from service. To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Section 7.6 applied as though such payments commenced immediately upon Executive’s separation from service, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s separation from service. To the extent any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Section 4(b) had such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s separation from service. The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 7.6, the Company may reimburse Executive the Company’s share of the cost of such benefits, if any, had such benefits commenced immediately upon Executive’s separation from service. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified therein.

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Section 8 General Provisions.

8.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) (c) sent by electronic mail with receipt acknowledged by the recipient via email reply, or (d) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties in writing):

If to the Executive:

______________________

______________________

______________________

If to Reed’s:

Attention: Norman Snyder, Chief Operating Officer

201 Merritt 7 Corporate Park

Norwalk CT 06851

8.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a writing signed by the Executive and a director or authorized officer of Reed’s (other than the Executive).

8.3 Waiver and Remedies. The Executive and Reed’s may (a) extend the time for performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver will be valid only if set forth in a written document signed on behalf of the party against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

8.4 Entire Agreement. This Agreement constitutes the entire agreement between the Executive and Reed’s with respect to its subject matter and supersedes any prior understandings, agreements or representations between the parties, written or oral, with respect to the subject matter of this Agreement.

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8.5 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Executive may not assign any rights under this Agreement without the prior written consent of Reed’s and Reed’s may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Executive except in the case of an assignment of this Agreement to a successor to all or substantially all of the business and assets of Reed’s and its subsidiaries or any business division thereof or a restructuring of Reed’s. The Executive’s obligations under this Agreement are personal to the Executive and may not be delegated.

8.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision. A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by the Executive and Reed’s to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

8.7 Governing Law; Arbitration. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Connecticut without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. Reed’s and the Executive agree that any and all disputes arising out of the terms of this Agreement, the Executive’s employment by Reed’s, the Executive’s service as an employee or officer of Reed’s or any of its subsidiaries, or the Executive’s compensation and benefits, will be subject to binding arbitration in Fairfield County, Connecticut under the Employment Arbitration Rules of the American Arbitration Association then in effect, and consent to the jurisdiction to the federal or state courts in Fairfield County, Connecticut to enforce any arbitration award rendered with respect thereto. The arbitration shall be conducted by a single arbitrator as agreed upon between Reed’s and the Executive. If Reed’s and the Executive cannot agree on a single arbitrator, the arbitration shall be conducted before a panel of three arbitrators, one selected by each party hereto and the third arbitrator selected by the parties’ two arbitrators from a panel provided by the American Arbitration Association. The costs of the arbitrator along with other arbitration-specific fees shall be borne equally by the parties. Each party shall bear its own attorneys’ fees and expenses; provided that the arbitrator may assess the prevailing party’s fees and costs against the non-prevailing party as part of the arbitrator’s award. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrators shall be final and conclusive. All such disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement.

8.8 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination or expiration of this Agreement.

8.9 Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local, non-U.S. or otherwise) to the extent required by applicable law.

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8.10 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

8.11 Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

REED’S, INC.

By:	/s/ John Bello
Name:	John Bello
Title:	Interim Chief Executive Officer

Date:	December 2, 2019

/s/ Thomas J. Spisak
Thomas J. Spisak
Date:	December 2, 2019

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Exhibit A

FORM OF RELEASE

[NOT FOR EXECUTION]

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, ________________ (“Executive”), on behalf of himself and his heirs, legal representatives, administrators, executors, successors and assigns, and each of them, for good and valuable consideration received as set forth in the Employment Agreement dated as of _________, 2019 (the “Employment Agreement”) between Reed’s, Inc., a Delaware corporation (the “Company”), does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company, and its present and former related companies, subsidiaries and affiliates, and all of their present and former executives, officers, managers, directors, owners, members, shareholders, partners, employees, agents, and attorneys, including in their individual capacity, and each of its and their successors and assigns (hereinafter collectively the “Released Parties”), from any and all known or unknown claims, demands, actions or causes of action that now exist or may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Release, including, but not limited to any and all claims whatsoever pertaining in any way to Executive’s employment at the Company or with any of the Released Parties or the termination of Executive’s employment, including, but not limited to, any claims under: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state, local or foreign laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, or alleged inducement to enter into this Release; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Released Parties’ express or implied contract or under any federal, state, local, or foreign law, ordinance, or regulation, or the Constitution of any State or the United States; (8) any and all claims whatsoever against any of the Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefits, in each case, except to the extent Executive has vested rights in any of the same; and (9) any and all claims whatsoever to reinstatement (collectively, the “Released Claims”); provided, however, that, notwithstanding anything to the contrary contained herein, this Release shall not cover and the Released Claims shall extend to any rights or claims, if any, of Executive (A) as a holder of equity interests in the Company, (B) to indemnification or advancement of expenses, (C) under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (D) under any profit-sharing and/or retirement plans or benefits in which Executive has vested rights, or (E) under Section 7 of the Employment Agreement. Executive also intends that this Release operate as a general release of any and all claims to the fullest extent permitted by law and a waiver of all unknown claims of the type being released hereunder.

Notwithstanding the provisions of any state statute in effect that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in all jurisdictions, Executive expressly acknowledges that this is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, and undisclosed.

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Executive acknowledges that the Severance Amount and the COBRA Payment are in addition to anything of value to which Executive already is entitled from the Company and constitutes good and valuable consideration for this Release.

Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any member of the Released Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, he agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom he has filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to the Executive’s employment with Company, the Executive agrees that he shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 7 of the Employment Agreement will control as the exclusive remedy and full settlement of all such claims by the Executive.

Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Released Parties; the products, services or programs provided or to be provided by the Released Parties; the business affairs or the financial condition of the Released Parties; or the circumstances surrounding Executive’s employment and/or termination of employment from Company. Company agrees to cause its executive and senior management teams not to take any action, or encourage others to take any action, to disparage or criticize Executive.

Executive acknowledges that he has been given the opportunity to review and consider this Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this Release after signing it by giving written notice to the Company’s Board of Directors, within seven (7) days after signing it (the “Revocation Period”). This Release, provided it is not revoked, will be effective on the eighth (8th) day after execution. The Executive acknowledges and agrees that if he revokes this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other Released Party will have any obligations to pay the Executive the amounts under Section 7 of the Employment Agreement.

Executive acknowledges that he has consulted with an attorney prior to signing this Release and that he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in this Release.

Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above. This Release shall be governed by and construed in accordance with the laws of the State of Connecticut.

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